Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

•	Fourth Quarter 2014 Earnings Per Share Grew 10 Percent; Up 20 Percent Excluding Foreign Exchange Impact

•	Fiscal Year 2014 Earnings Per Share Increased 5 Percent; Up 10 Percent Excluding Foreign Exchange Impact

•	Full Year 2014 Net Sales Grew 2 Percent to $16.44 Billion; Up 3 Percent on a Constant Currency Basis

•	Distributed $1.6 Billion to Shareholders in Fiscal Year 2014 through Share Repurchases and Dividends

SAN FRANCISCO - February 26, 2015 - Gap Inc. (NYSE: GPS) today reported fourth quarter and fiscal year 2014 results and provided guidance for fiscal year 2015. For the fourth quarter of fiscal year 2014, the company’s diluted earnings per share increased 10 percent to $0.75 per share. For the 2014 fiscal year, the company’s diluted earnings per share increased 5 percent to $2.87 per share. Excluding the year-over-year impact from foreign exchange, the company’s diluted earnings per share increased approximately 20 percent for the fourth quarter of fiscal year 2014 and approximately 10 percent for fiscal year 2014.1

“Looking ahead at 2015, we will continue executing our global growth strategy, bringing new digital capabilities to life and making the shifts necessary to consistently deliver the brand-right, emotional product that our customers expect from all of our brands,” said Art Peck, chief executive officer, Gap Inc. “I’ve moved quickly to assemble a talented team of leaders who share my sense of urgency and, together, we’re focused and ready for the year ahead.”

Business Highlights

•	The company’s largest global brand, Old Navy, delivered positive comparable sales results during each quarter of fiscal year 2014, including a positive 11 percent increase during the fourth quarter.

•
Gap Inc. continued to execute its long-term global growth strategy by adding 39 new stores in greater China during fiscal year 2014, including 7 new Old Navy stores and 32 new Gap stores. Additionally, the company announced plans to open about 40 new stores in greater China during fiscal year 2015.

•
Building on its success as a performance and lifestyle brand, Athleta grew its U.S. footprint to 101 stores during fiscal year 2014, and the brand plans to open about 20 additional U.S. stores during fiscal year 2015.

•
During fiscal year 2014, Gap Inc. continued to deliver new digital capabilities to customers and made further progress in mobile and personalization. The company launched its new Order in Store capability, building upon its current omni-channel suite including Reserve in Store, Find in Store and Ship from Store, which are now widely available across the company’s U.S. store fleet.

Fourth Quarter Results

Net sales were up 3 percent to $4.71 billion, compared with $4.58 billion for the fourth quarter of fiscal year 2013. The company’s fourth quarter comparable sales were positive 2 percent versus positive 1 percent last year.

On a constant currency basis, net sales for the fourth quarter of fiscal year 2014 increased 5 percent compared with the fourth quarter of fiscal year 2013. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

Net income for the fourth quarter of fiscal year 2014 was $319 million. Earnings per share increased 10 percent to $0.75 per share on a diluted basis, compared with $0.68 per share during the fourth quarter last year.

1 In calculating earnings per share excluding the impact of foreign exchange, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Fiscal Year 2014 Results

For fiscal year 2014, net sales increased 2 percent to $16.44 billion, compared with net sales of $16.15 billion for the 2013 fiscal year, driven by strong performance at Old Navy. On a constant currency basis, net sales increased 3 percent for fiscal year 2014.

Net income for fiscal year 2014 was $1.26 billion, or $2.87 per share on a diluted basis, compared with $2.74 per share on a diluted basis for the 2013 fiscal year.

The company’s comparable sales for fiscal year 2014 were flat versus a 2 percent increase last year. Comparable sales by global brand for the 2014 fiscal year were as follows:

•	Gap Global: negative 5 percent versus positive 3 percent last year

•	Banana Republic Global: flat versus negative 1 percent last year

•	Old Navy Global: positive 5 percent versus positive 2 percent last year

Fourth Quarter and Fiscal Year 2014 Net Sales Results

The following table details the company’s fourth quarter and fiscal year 2014 net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended January 31, 2015
U.S. (1)	$990	$1,765	$700	$206	$3,661	78%
Canada	104	143	75	1	323	7%
Europe	219	—	22	—	241	5%
Asia	352	47	38	—	437	9%
Other regions	35	3	8	—	46	1%
Total	$1,700	$1,958	$843	$207	$4,708	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended February 1, 2014
U.S. (1)	$1,050	$1,577	$683	$196	$3,506	77%
Canada	111	136	71	1	319	7%
Europe	242	—	21	—	263	6%
Asia	363	28	43	—	434	9%
Other regions	45	—	8	—	53	1%
Total	$1,811	$1,741	$826	$197	$4,575	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
52 Weeks Ended January 31, 2015
U.S. (1)	$3,575	$5,967	$2,405	$725	$12,672	77%
Canada	384	500	249	4	1,137	7%
Europe	824	—	93	—	917	6%
Asia	1,208	149	145	—	1,502	9%
Other regions	174	3	30	—	207	1%
Total	$6,165	$6,619	$2,922	$729	$16,435	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
52 Weeks Ended February 1, 2014
U.S. (1)	$3,800	$5,698	$2,365	$668	$12,531	78%
Canada	404	482	238	4	1,128	7%
Europe	809	—	82	—	891	5%
Asia	1,165	77	155	—	1,397	9%
Other regions	173	—	28	—	201	1%
Total	$6,351	$6,257	$2,868	$672	$16,148	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and Intermix.

Total online sales were $792 million for the fourth quarter of fiscal year 2014 compared with $698 million in the fourth quarter last year. For fiscal year 2014, total online sales were $2.50 billion compared with $2.26 billion for fiscal year 2013.

2015 Outlook and Additional Fiscal Year 2014 Results

Earnings per Share
The company expects diluted earnings per share to be in the range of $2.75 to $2.80 for fiscal year 2015, which contemplates the following:

•	the estimated negative impact of about 6 percentage points, or approximately $0.16, due to foreign currency fluctuations at current exchange rates; and

•	the estimated negative impact of about 4 percentage points, or approximately $0.13, due to delayed merchandise receipts at West Coast ports.

Operating Expenses
Fourth quarter fiscal year 2014 operating expenses were $1.14 billion compared with $1.07 billion last year. Full year operating expenses were $4.21 billion compared with $4.14 billion last year. The company tightly managed operating expenses and achieved 10 basis points of leverage as a percentage of net sales.

Marketing expenses for the fourth quarter of fiscal year 2014 were $178 million, down slightly from last year. For the full fiscal year, marketing expenses were $639 million, about flat compared with last year.

Operating Margin
The company’s operating margin for fiscal year 2014 was 12.7 percent. The company expects operating margin to be down about 1 percentage point in fiscal year 2015 compared with fiscal year 2014.

Effective Tax Rate
For the fourth quarter of fiscal year 2014 the effective tax rate was 36.5 percent and for fiscal year 2014 the effective tax rate was 37.3 percent. For fiscal year 2015, the company expects the effective tax rate to be about 38 percent.

Inventory
The company achieved its goal of improving inventory levels throughout the year. At the end of the fourth quarter of fiscal year 2014, inventory dollars per store were down 5.5 percent on a year-over-year basis, below the company’s prior guidance.

Cash and Cash Equivalents
The company ended fiscal year 2014 with $1.52 billion in cash and cash equivalents. For fiscal year 2014, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $1.42 billion compared with an inflow of $1.04 billion last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
Underscoring Gap Inc.’s continued commitment to distributing excess cash to shareholders, in a separate press release today the company announced that its Board of Directors approved an additional $1 billion share repurchase authorization and plans to increase the company’s annual dividend per share to $0.92 for fiscal year 2015.

During the fourth quarter of fiscal year 2014, the company repurchased 3.7 million shares for $148 million and ended the fourth quarter of fiscal year 2014 with 421 million shares outstanding.

The company paid a dividend of $0.22 per share during the fourth quarter of fiscal year 2014.

Capital Expenditures
Fiscal year 2014 capital expenditures were $714 million. For fiscal year 2015, the company expects capital spending to be approximately $800 million, reflecting the company’s focus on omni-channel and supply chain capabilities.

Depreciation and Amortization
Fiscal year 2014 depreciation and amortization expense, net of amortization of lease incentives, was $500 million. For fiscal year 2015, the company expects depreciation and amortization expense, net of amortization of lease incentives, to be about $525 million.

Real Estate
The company ended fiscal year 2014 with 3,709 store locations in 50 countries, of which 3,280 were company-operated. Square footage of company-operated stores was up 2.4 percent compared with the end of fiscal year 2013.

In fiscal year 2015, the company expects to open about 115 company-operated stores, net of closures and repositions, focused on greater China, Athleta and global outlet stores. Additionally, the company expects its franchise partners to open about 35 additional stores in 2015, net of closures.

Given its focus on growing through new channels and geographies, the company expects square footage to increase about 2.5 percent in fiscal year 2015.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended January 31, 2015
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4	Square Feet (millions)

Gap North America	977	6	23	960	10.0
Gap Asia	249	18	1	266	2.7
Gap Europe	189	2	2	189	1.6
Old Navy North America	1,015	6	8	1,013	17.2
Old Navy Asia	36	7	—	43	0.7
Banana Republic North America	610	4	4	610	5.1
Banana Republic Asia	45	1	2	44	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	92	9	—	101	0.4
Piperlime North America	1	—	—	1	—
Intermix North America	41	1	—	42	0.1
Company-operated stores total	3,266	54	40	3,280	38.1
Franchise	414	16	1	429	N/A
Total	3,680	70	41	3,709	38.1

Webcast and Conference Call Information
Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter and fiscal year 2014 results during a conference call and webcast starting at approximately 2:00 p.m. Pacific Time today. Ms. O’Connell will be joined by Art Peck, Gap Inc. chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode:1307676). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales
The company will report February sales on March 5, 2015.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	global growth strategies, including store openings in Asia, Athleta store openings, and franchise store openings;

•	earnings per share for fiscal year 2015, on a reported basis and as impacted by foreign exchange, West Coast port issues, and Gap brand expectations;

•	operating margin for fiscal year 2015;

•	effective tax rate for fiscal year 2015;

•	returning excess cash to shareholders through share repurchases and dividends;

•	expected dividend for fiscal year 2015;

•	capital expenditures for fiscal year 2015;

•	depreciation and amortization for fiscal year 2015;

•	store openings and closings, and weightings by brand, in fiscal year 2015;

•	square footage for fiscal year 2015;

•	timing of Gap brand turnaround, including timing of product changes;

•	achieving high-single digit operating income growth, and double-digit earnings per share growth;

•	impact of West Coast port slowdown and congestion, including impacts on financial results and inventory;

•	expenses and expense deleverage in fiscal 2015; and

•	roll out of omni-channel initiatives.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls;

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that if the company is unable to manage its inventory effectively, its gross margins will be adversely affected;

•
the risks to the company’s efforts to expand internationally, including the company’s ability to operate under a global brand structure, foreign exchange fluctuations, and operating in regions where it has less experience;

•	the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets and adversely impact the company’s financial results or business initiatives;

•	the risk that the failure to attract and retain key personnel could have an adverse impact on the company’s results of operations;

•	the risk that the company’s investments in omni-channel shopping initiatives may not deliver the results the company anticipates;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt the company’s operations;

•
the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures, which could have an adverse effect on the company’s results of operations and reputation;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results, or those of the company’s franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 26, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	January 31, 2015	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,515	$1,510
Merchandise inventory	1,889	1,928
Other current assets	913	992
Total current assets	4,317	4,430
Property and equipment, net	2,773	2,758
Other long-term assets	600	661
Total assets	$7,690	$7,849

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$21	$25
Accounts payable	1,173	1,242
Accrued expenses and other current liabilities	1,020	1,142
Income taxes payable	20	36
Total current liabilities	2,234	2,445
Long-term liabilities:
Long-term debt	1,332	1,369
Lease incentives and other long-term liabilities	1,141	973
Total long-term liabilities	2,473	2,342
Total stockholders' equity	2,983	3,062
Total liabilities and stockholders' equity	$7,690	$7,849

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$4,708	$4,575	$16,435	$16,148
Cost of goods sold and occupancy expenses	3,050	2,982	10,146	9,855
Gross profit	1,658	1,593	6,289	6,293
Operating expenses	1,139	1,071	4,206	4,144
Operating income	519	522	2,083	2,149
Interest, net	17	18	70	56
Income before income taxes	502	504	2,013	2,093
Income taxes	183	197	751	813
Net income	$319	$307	$1,262	$1,280
Weighted-average number of shares - basic	423	448	435	461
Weighted-average number of shares - diluted	428	454	440	467
Earnings per share - basic	$0.75	$0.69	$2.90	$2.78
Earnings per share - diluted	$0.75	$0.68	$2.87	$2.74

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	January 31, 2015	February 1, 2014
Cash flows from operating activities:
Net income	$1,262	$1,280
Depreciation and amortization (a)	500	470
Change in merchandise inventory	(9)	(193)
Other, net	376	148
Net cash provided by operating activities	2,129	1,705
Cash flows from investing activities:
Purchases of property and equipment	(714)	(670)
Proceeds from sale of property and equipment	121	—
Maturities of short-term investments	—	50
Other	(3)	(4)
Net cash used for investing activities	(596)	(624)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	144
Payments of long-term debt	(21)	—
Issuances under share-based compensation plans, net	38	97
Repurchases of common stock	(1,179)	(979)
Excess tax benefit from exercise of stock options and vesting of stock units	38	56
Cash dividends paid	(383)	(321)
Other	—	(1)
Net cash used for financing activities	(1,507)	(1,004)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(21)	(27)
Net increase in cash and cash equivalents	5	50
Cash and cash equivalents at beginning of period	1,510	1,460
Cash and cash equivalents at end of period	$1,515	$1,510
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	52 Weeks Ended
($ in millions)	January 31, 2015	February 1, 2014
Net cash provided by operating activities	$2,129	$1,705
Less: purchases of property and equipment	(714)	(670)
Free cash flow (a)	$1,415	$1,035
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.